Exhibit 107

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1) (2) (3)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (3) (4) (5)	Fee Rate	Amount of Registration Fee (3) (5)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward (5)
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	Rule 457(o)
	Equity	Preferred Stock	Rule 457(o)
	Debt	Debt Securities (6)	Rule 457(o)
	Other	Warrants	Rule 457(o)
	Other	Purchase Contracts	Rule 457(o)
	Other	Rights	Rule 457(o)
	Other	Units (7)	Rule 457(o)
	Unallocated (Universal) Shelf		Rule 457(o)			$100,000,000.00	0.0001102	$11,020.00
Fees Previously Paid	n/a	n/a	n/a	n/a	n/a	n/a		n/a
Carry Forward Securities
Carry Forward Securities	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	Total Offering Amounts					$100,000,000.00		$11,020.00
	Total Fees Previously Paid							$—
	Total Fee Offsets							n/a
	Net Fee Due							$11,020.00
_____________________
(1)Also includes an indeterminate number of shares of common stock, preferred stock or debt securities as may be issued by the Registrant upon exercise, conversion or exchange of any securities that provide for such issuance. Subject to Rule 462(b) under the Securities Act, in no event will the aggregate offering price of all types of securities issued by the Registrant pursuant to this registration statement exceed $100,000,000.
(2)Pursuant to Rule 416 under the Securities Act, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.
(3)Pursuant to Item 16, Instruction 2.A.ii.b of Form S-3, the table lists each of the classes of securities being registered and the aggregate proceeds to be raised, but does not specify by each class information as to the amount to be registered, proposed maximum offering price per security, and proposed maximum aggregate offering price.
(4)The proposed maximum aggregate offering price has been estimated solely to calculate the registration fee in accordance with Rule 457(o) under the Securities Act.
(5)Includes consideration received by the Registrant, if applicable, for registered securities that are issuable upon exercise, conversion or exchange of other registered securities.
(6)May consist of one or more series of senior or subordinated debt.
(7)Consisting of some or all of the securities listed above, in any combination, including common stock, preferred stock, debt securities, warrants and purchase contracts.